Exhibit 99.1

To our customers and friends in Greer:

Recently, you may have read an article in The Greer Citizen about Greer State Bank and its participation in the US Treasury’s Capital Purchase Plan or TARP. Regrettably, this newspaper article used the word “bailout” frequently, and inappropriately in our case. As Greer’s community bank, our intent is to be open and honest in our actions and mission. Therefore, I would like to explain why Greer State Bank chose to participate in the Treasury Capital Purchase Plan.

In the third quarter of 2008, our Bank took a loss resulting from actions taken by the US Treasury to support Fannie Mae and Freddie Mac, two government-sponsored mortgage-lending companies. These actions by the Treasury caused our investment in Fannie Mae Preferred Stock to drop precipitously in value. At the time of our purchase, Fannie Mae Preferred Stock was rated as “investment grade” (high quality, low risk). Because of the perceived safety of this investment, many (but certainly not all) banks and insurance companies also held this security in their investment portfolios. As a result of the Treasury’s actions, we recorded a loss of over $7 Million relating to the Fannie Mae Preferred Stock. It is difficult to take a loss of this size, but it is a testimony to our strength to be able to withstand it! We were able to do so and to continue serving our customers and community as before.

Soon thereafter, the US Congress approved the TARP program, whereby Greer State Bank could apply for a new source of capital of up to 3% of risk-weighted assets, which for Greer State Bank amounted to approximately $10 Million. Because the Bank had achieved a strong level of growth over the past four years, the Bank’s directors had contemplated raising additional capital in 2010 anyway. Therefore, the TARP capital opportunity came at a good time for several positive reasons. First, it comes at a reasonable cost, with an initial interest rate of 5%. Secondly, we could benefit from this Treasury program to help overcome the investment loss caused by the Treasury’s actions in the third quarter of 2008. Thirdly, this capital allows us to continue to serve the needs of the Greer community.

This capital is not a handout. It is capital extended in the form of a preferred stock investment in Greer Bancshares. The investment bears a cost in the form of preferred stock dividends payable to the government, and is meant to be repaid. We will repay it.

A final note on TARP…the US Treasury is only granting capital funding approval to those institutions that it deems healthy. Not all applications for funding have been or will be approved. We were therefore pleased to be included on the roster of financial institutions in the US Treasury’s February 3, 2009 press release entitled: “Treasury Provides Funding to Bolster 42 Healthy, Local Banks Nationwide.” See http://www.treas.gov/press/releases/tg13.htm

I must also make a distinction between Greer, SC and Wall Street, especially as it relates to Greer State Bank. We do not engage in high risk business practices. We do not originate, service, wholesale or securitize sub-prime mortgages. We do not engage in excessive compensation practices.

We are still in the lending business. The Bank continues to make loans to creditworthy borrowers. We are still in the caring business. Our employees volunteer and give back to the community in a manner and magnitude that makes me very proud. We want the same things that you do…for our community to continue to grow intelligently, to improve the lives of those we serve and employ, and to be remembered for doing it the right way.

Please do not hesitate to contact me if I can answer any questions or provide you with more information, or just to chat.

Thank you for your time and your support.

GREER STATE BANK

Kenneth M. Harper

President and Chief Executive